Exhibit 99.1

Media Janis Allen (805) 330-4899	Investors Isaac Garden (818) 224-7028

PennyMac Mortgage Investment Trust Reports

Third Quarter 2020 Results

Westlake Village, CA, November 5, 2020 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income attributable to common shareholders of $93.3 million, or $0.94 per common share on a diluted basis for the third quarter of 2020, on net investment income of $221.0 million. PMT previously announced a cash dividend for the third quarter of 2020 of $0.40 per common share of beneficial interest, which was declared on September 23, 2020 and paid on October 30, 2020 to common shareholders of record as of October 15, 2020.

Third Quarter 2020 Highlights

Financial results:

•	Net income attributable to common shareholders of $93.3 million, down from $458.4 million in the prior quarter
o	Driven by strong Correspondent Production segment results and income from government-sponsored enterprise (GSE) credit risk transfer (CRT) investments
•	Book value per common share increased to $19.95 at September 30, 2020 from $19.39 at June 30, 2020

Other investment and financing highlights:

•	Record correspondent production volumes drove strong investment activity
o	Conventional correspondent loan production totaled $27.4 billion in unpaid principal balance (UPB), up 45 percent from the prior quarter
o	Added $265 million in new MSRs
o	CRT deliveries totaled $1.8 billion in UPB resulting in a firm commitment to purchase $42 million of new CRT securities
•	Repurchased approximately 492,000 common shares of PMT at a total cost of $8.3 million

Notable activity after quarter end:

•	CRT-6 settlement is expected in the fourth quarter for which PMT has arranged appropriate financing[1]

“PMT delivered strong earnings during the third quarter driven by record correspondent production volumes and income from its credit risk transfer investments,” said President and CEO David Spector. “Earnings per share again exceeded the quarterly dividend and as a result, book value per share increased to $19.95.  Volumes in PMT’s market-leading correspondent production business increased substantially, driving strong segment earnings and new MSR investments totaling $265 million.  PMT’s investments in credit risk transfer continued to benefit from the improvement in the market value for risk assets and elevated prepayment speeds. We remain focused on leveraging PMT’s market position, along with PennyMac Financial’s expertise and technology platform, to continue to deploy capital in attractive investments and deliver strong risk-adjusted returns to shareholders.”

[1]

These transactions are subject to continuing due diligence and customary closing conditions. There can be no assurance regarding the size of these transactions or that these transactions will be completed at all.

The following table presents the contributions of PMT’s segments, consisting of Credit Sensitive Strategies, Interest Rate Sensitive Strategies, Correspondent Production, and Corporate:

	Quarter ended September 30, 2020
	Credit sensitive stratgies	Interest rate sensitive strategies	Correspondent production	Corporate	Consolidated
			(in thousands)
Net investment income (loss):
Net gain (loss) on investments:
CRT investments	$60,952	$-	$-	$-	60,952
Loans at fair value	193	-	-	-	193
Loans held by variable interest entity net of asset-backed secured financing	-	201	-	-	201
Mortgage-backed securities	-	(37,873)	-	-	(37,873)
Hedging derivatives	(1,134)	(132)	-	-	(1,266)
Excess servicing spread investments	-	(2,610)	-	-	(2,610)
	60,011	(40,414)	-	-	19,597
Net loan servicing fees		60,427	-	-	60,427
Net gain on loans acquired for sale	(3,934)	-	102,356	-	98,422
Net interest (expense) income:
Interest income	656	33,516	26,073	378	60,623
Interest expense	6,236	36,178	16,547	56	59,017
	(5,580)	(2,662)	9,526	322	1,606
Other income	2,321	-	38,640	-	40,961
	52,818	17,351	150,522	322	221,013
Expenses:
Loan fulfillment and servicing fees Payable to Penny Mac Financial Services, Inc.	187	18,564	54,840	-	73,591
Management fees payable to Penny Mac Financial Services, Inc.				8,508	8,508
Other	2,603	270	8,786	5,058	16,717
	$2,790	$18,834	$63,626	$13,566	$98,816
Pretax income (loss)	$50,028	$(1,483)	$86,896	$(13,244)	$122,197

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment primarily includes results from CRT, and also includes distressed loans and non-Agency subordinated bonds.  Pretax income for the segment was $50.0 million on net investment income of $52.8 million, versus pretax income of $458.8 million on net investment income of $460.0 million in the prior quarter.

Net gain on investments in the segment was $60.0 million, versus a net gain on investments of $472.3 million in the prior quarter.

Net gain on CRT investments for the quarter was $61.0 million, versus a net gain of $488.2 million in the prior quarter, and included $14.5 million in valuation-related gains reflecting a modest overall tightening of credit spreads and the impact of elevated prepayment speeds.  Net gain on CRT investments also included $48.1 million in realized gains and carry, down from $63.8 million in the prior quarter.  Recognized losses were $2.9 million, as the expected increases in realized losses due to impacts related to COVID-19 have yet to materialize.

In alignment with the Agencies’ wind down of front-end lender risk share transactions, CRT deliveries totaled $1.8 billion in UPB for the third quarter.

The Credit Sensitive Strategies segment also recorded a net loss on loans acquired for sale of $3.9 million, down from $7.6 million in the prior quarter.  These amounts represent the recognition of the fair value of the firm commitment to acquire CRT securities for deliveries during the third quarter.

Net interest expense for the segment totaled $5.6 million, down from $7.7 million in the prior quarter.  Interest income totaled $0.7 million, down from $1.1 million in the prior quarter, and interest expense totaled $6.2 million, down from $8.8 million in the prior quarter, driven primarily by a smaller CRT asset and lower short-term interest rates.

Segment expenses were $2.8 million, up from $1.3 million in the prior quarter, primarily related to distressed loans and real estate acquired in settlement of loans.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, excess servicing spread (ESS), Agency mortgage-backed securities (MBS), non-Agency senior MBS and interest rate hedges. Pretax loss for the segment was $1.5 million on net investment income of $17.4 million, compared to a pretax loss of $117.5 million on net investment loss of $100.5 million in the prior quarter. The segment includes investments that typically have offsetting fair value exposures to changes in interest rates. For example, in a period with decreasing interest rates, MSRs and ESS typically decrease in fair value whereas Agency MBS typically increase in fair value.

The results in the Interest Rate Sensitive Strategies segment consist of net gains and losses on investments, net interest income and net loan servicing fees, as well as associated expenses.

Net loss on investments for the segment was $40.4 million, and consisted of $37.9 million of losses on MBS driven by elevated prepayments on premium MBS, $2.6 million of losses in the fair value of ESS investments, and $0.1 million of losses on hedging derivatives.  Net loss on investments also included $0.2 million of gains on loans held by variable interest entity net of asset-backed secured financing.

Net loan servicing fees were $60.4 million, compared to a loss of $102.7 million in the prior quarter.  Net loan servicing fees included servicing fees of $98.0 million, down 4 percent from the prior quarter primarily driven by higher delinquencies, and $18.7 million in other fees, reduced by $53.4 million in realization of MSR cash flows.  Net loan servicing fees also included $13.1 million in fair value losses of MSRs, $1.0 million in related hedging gains, and $9.3 million of MSR recapture income from PFSI.  PMT’s hedging activities are intended to manage the Company’s net exposure across all interest rate sensitive strategies, which include MSRs, ESS and MBS.

The following schedule details net loan servicing fees:

	Quarter ended
	September 30, 2020	June 30, 2020	September 30 2019
	(in thousands)
From non-affiliates:
Contractually specified(1)	$98,027	$101,823	$76,377
Other fees	18,660	11,887	6,994
Effect of MSRs:
Carried at fair value—change in fair value
Realization of cashflows	(53,418)	(59,199)	(55,673)
Other	(13,055)	(111,649)	(157,928)
	(66,473)	(170,848)	(213,601)
Gains (losses) on hedging derivatives	962	(50,650)	133,921
	(65,511)	(221,498)	(79,680)
	51,176	(107,788)	3,691
From PFSI—MSR recapture income	9,251	5,128	1,468
Net loan servicing fees	$60,427	$(102,660)	$5,159

MSR and ESS valuation losses were primarily driven by expectations for increased prepayment activity in the future related to slightly lower mortgage interest rates.  PMT benefited from higher recapture income from PFSI for elevated prepayments during the quarter.  PMT generally benefits from recapture income when the prepayment of a loan underlying PMT’s MSR or ESS results from refinancing by PFSI.

Net interest expense for the segment was $2.7 million, compared to net interest expense of $14.5 million in the prior quarter.  Interest income totaled $33.5 million, up from $23.6 million in the prior quarter, driven by reduced amortization of purchase premiums on Agency MBS.  Interest expense totaled $36.2 million, down from $38.1 million in the prior quarter, primarily driven by reduced financing expenses related to a smaller MBS portfolio.

Segment expenses were $18.8 million, up from $17.0 million in the prior quarter.

Correspondent Production Segment

PMT acquires newly originated loans from correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and additions to its investments in MSRs and CRT related to a portion of its production.  PMT’s Correspondent Production segment generated pretax income of $86.9 million, down from a record $139.6 million in the prior quarter.

Through its correspondent production activities, PMT acquired $44.3 billion in UPB of loans originated by nonaffiliates, up 48 percent from the prior quarter.  Of total correspondent acquisitions, conventional conforming and jumbo acquisitions from nonaffiliates totaled $27.4 billion, and government-insured or guaranteed acquisitions totaled $17.0 billion, compared to $18.9 billion and $11.0 billion, respectively, in the prior quarter.  Interest rate lock commitments on conventional loans were a record $34.4 billion, up from $24.8 billion in the prior quarter.

Segment revenues were $150.5 million, down from the prior quarter and included net gain on loans acquired for sale of $102.4 million, other income of $38.6 million, which primarily consists of volume-based origination fees, and net interest income of $9.5 million.  Net gain on loans acquired for sale in the quarter decreased by $67.4 million from the prior quarter, as margins returned to more normalized levels after peaking early in the second quarter. Interest income was $26.1 million, up from $16.0 million in the prior quarter, and interest expense was $16.5 million, up from $13.5 million in the prior quarter, driven by higher volumes.

Segment expenses were $63.6 million, up from $58.0 million in the prior quarter, driven by the increase in production volumes and slightly offset by a lower weighted average fulfillment fee.  The weighted average fulfillment fee rate in the third quarter was 20 basis points, down from 28 basis points in the prior quarter.

Corporate Segment

The Corporate segment includes interest income from cash and short-term investments, management fees, and corporate expenses.

Segment net investment income was $0.3 million, down from $1.2 million in the prior quarter.

Management fees were $8.5 million, up 3 percent from the prior quarter primarily driven by the increase in average shareholders’ equity versus the prior quarter.

Other segment expenses were $5.1 million, down from $5.7 million in the prior quarter.

Taxes

PMT recorded income tax expense of $22.7 million related to income in its taxable REIT subsidiary, up from $3.4 million in the prior quarter in which tax expense was reduced by release of a valuation allowance.

***

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning at 1:30 p.m. (Pacific Time) on Thursday, November 5, 2020.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI).  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: our exposure to risks of loss and disruptions in operations resulting from adverse weather conditions, man-made or natural disasters, climate change and pandemics such as COVID-19; the impact to our CRT agreements of increased borrower requests for forbearance under the CARES Act; changes in the Company’s investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject it to additional risks; volatility in the Company’s industry, the debt or equity markets, the general economy or the real estate finance and real estate markets specifically, whether the result of market events or otherwise; events or circumstances which undermine confidence in the financial and housing markets or otherwise have a broad impact on financial and housing markets, such as the sudden instability or collapse of large depository institutions or other significant corporations, terrorist attacks, natural or manmade disasters, or threatened or actual armed conflicts; changes in general business, economic, market, employment and domestic and international political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy the Company’s investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and the Company’s success in doing so; the  concentration of credit risks to which the Company is exposed; the degree and nature of the Company’s competition; the Company’s dependence on its manager and servicer, potential conflicts of interest with such entities and their affiliates, and the performance of such entities; changes in personnel and lack of availability of qualified personnel at its manager, servicer or their affiliates; the availability, terms and deployment of short-term and long-term capital; the adequacy of the Company’s cash reserves and working capital; the Company’s ability to maintain the desired relationship between its financing and the interest rates and maturities of its assets; the timing and amount of cash flows, if any, from the Company’s investments; unanticipated increases or volatility in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; the ability of the Company’s servicer, which also provides the Company with fulfillment services, to approve and monitor correspondent sellers and underwrite loans to investor standards; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of the Company’s customers and counterparties; the Company’s indemnification and repurchase obligations in connection with mortgage loans it purchases and later sells or securitizes; the quality and enforceability of the collateral documentation evidencing the Company’s ownership and rights in the assets in which it invests; increased rates of delinquency, default and/or decreased recovery rates on the Company’s investments; the performance of mortgage loans underlying mortgage-backed securities in which the Company retains credit risk; the Company’s ability to foreclose on its investments in a timely manner or at all; increased prepayments of the mortgages and other loans underlying the Company’s mortgage-backed securities or relating to the Company’s mortgage servicing rights, excess servicing spread and other investments; the degree to which the Company’s hedging strategies may or may not protect it from interest rate volatility; the effect of the accuracy of or changes in the estimates the Company makes about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon the Company’s financial condition and results of operations; the Company’s ability to maintain appropriate internal control over financial reporting; technologies for loans and the Company’s ability to mitigate security risks and cyber intrusions; the Company’s ability to obtain and/or maintain licenses and other approvals in those jurisdictions where required to conduct its business; the Company’s ability to detect misconduct and fraud; the Company’s ability to comply with various federal, state and local laws and regulations that govern its business; developments in the secondary markets for the Company’s mortgage loan products; legislative and regulatory changes that impact the mortgage loan industry or housing market; changes in regulations or the occurrence of other events that impact the business, operations or prospects of government agencies such as the Government National Mortgage Association, the Federal Housing Administration or the Veterans Administration, the U.S. Department of Agriculture, or government-sponsored entities such as the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation, or such changes that increase the cost of doing business with such entities; the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations and regulatory agencies, and any other legislative and regulatory changes that impact the business, operations or governance of mortgage lenders and/or publicly-traded companies; the Consumer Financial Protection Bureau and its issued and future rules and the enforcement thereof; changes in government support of homeownership; changes in government or government-sponsored home affordability programs; limitations imposed on the Company’s business and its ability to satisfy complex rules for it to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of the Company’s subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes, as applicable, and the Company’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed by these rules; changes in governmental regulations, accounting treatment, tax rates and similar matters (including changes to laws governing the taxation of REITs, or the exclusions from registration as an investment company); the Company’s ability to make distributions to its shareholders in the future; the Company’s failure to deal appropriately with issues that may give rise to reputational risk; and the Company’s organizational structure and certain requirements in its charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2020	June 30, 2020	September 30, 2019
	(in thousands except share amounts)
ASSETS
Cash	$278,486	$346,007	$113,651
Short-term investments	81,624	273,592	74,895
Mortgage-backed securities at fair value	2,404,766	2,612,986	2,325,010
Loans acquired for sale at fair value	4,024,494	2,179,962	3,947,368
Loans at fair value	193,832	230,660	290,527
Excess servicing spread received from	142,990	151,206	183,141
PennyMac Financial Services, Inc.
Derivative and credit risk transfer strip assets	107,436	114,346	274,444
Firm commitment to purchase	-	-	54,734
credit risk transfer securities at fair value
Real estate acquired in settlement of loans	35,697	43,559	79,201
Deposits securing credit risk transfer arrangements	1,417,792	1,666,449	2,044,250
Mortgage servicing rights	1,388,403	1,189,605	1,162,714
Servicing advances	46,897	38,254	32,057
Due from PennyMac Financial Services, Inc.	18,872	3,458	4,993
Other	313,778	233,635	157,624
Total assets	$10,455,067	$9,083,719	$10,744,609
LIABILITIES
Assets sold under agreements to repurchase	$5,439,835	$3,981,761	$6,355,476
Mortgage loan participation and sale agreements	79,721	93,117	-
Exchangeable senior notes	196,058	195,333	249,269
Notes payable secured by credit risk transfer	1,602,389	1,810,845	1,361,142
and mortgage servicing assets
Asset-backed financing of a variable interest entity	175,879	212,170	261,209
at fair value
Interest-only security payable at fair value	12,940	14,981	24,729
Assets sold to PennyMac Financial Services, Inc.	86,958	90,101	107,678
under agreement to repurchase
Derivative and credit risk transfer strip liabilities at fair value	166,080	140,201	9,160
Firm commitment to purchase credit risk transfer	148,794	191,193	-
securities at fair value
Accounts payable and accrued liabilities	94,864	48,735	108,913
Due to PennyMac Financial Services, Inc.	122,478	44,329	39,744
Income taxes payable	33,164	15,451	-
Liability for losses under representations and warranties	14,641	10,225	7,678
Total liabilities	8,173,801	6,848,442	8,524,998
SHAREHOLDERS' EQUITY
Preferred shares of beneficial interest	299,707	299,707	299,707
Common shares of beneficial interest—authorized, 500,000,000	988	993	903
common shares of $0.01 par value; issued and outstanding 98,789,406, 99,275,258, and 90,345,127 common shares, respectively
Additional paid-in capital	2,111,854	2,119,577	1,901,852
(Accumulated deficit) retained earnings	(131,283)	(185,000)	17,149
Total shareholders' equity	2,281,266	2,235,277	2,219,611
Total liabilities and shareholders' equity	$10,455,067	$9,083,719	$10,744,609

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Quarterly Periods Ended
	September 30, 2020	June 30, 2020	September 30, 2019
	(in thousands, except per share amounts)
Investment Income
Net gain on investments	$19,597	$488,934	$45,789
Net loan servicing fees:
From nonaffiliates
Servicing fees	125,938	118,838	84,839
Change in fair value of mortgage servicing rights	(66,473)	(170,848)	(213,601)
Hedging results	962	(50,650)	133,921
	60,427	(102,660)	5,159
Net gain on loans acquired for sale	98,422	162,214	49,260
Loan origination fees	38,547	25,208	25,470
Interest income	60,623	40,812	87,801
Interest expense	59,017	61,048	84,229
Net interest income (expense)	1,606	(20,236)	3,572
Results of real estate acquired in settlement of loans	2,259	2,856	702
Other	155	2,005	808
Net investment income	221,013	558,321	130,760
Expenses
Earned by PennyMac Financial Services, Inc.:
Loan fulfillment fees	54,839	52,815	45,149
Loan servicing fees	18,752	15,533	12,964
Management fees	8,508	8,288	10,098
Loan origination	7,234	4,468	4,328
Safekeeping	1,075	1,905	1,633
Professional services	1,554	1,492	1,430
Loan collection and liquidation	1,082	864	1,551
Compensation	1,039	1,200	1,644
Other	4,733	3,693	3,830
Total expenses	98,816	90,258	82,627
Income before provision for (benefit from)	122,197	468,063	48,133
income taxes
Provision for (benefit from) income taxes	22,650	3,443	(21,867)
Net income	99,547	464,620	70,000
Dividends on preferred shares	6,234	6,235	6,234
Net income attributable to common shareholders	$93,313	$458,385	$63,766
Earnings per share
Basic	$0.94	$4.59	$0.75
Diluted	$0.94	$4.51	$0.71
Weighted average shares outstanding
Basic	99,227	99,689	84,367
Diluted	99,424	101,592	92,834
Dividends declared per common share	$0.40	$0.40	$0.47